Exhibit 21

STRUCTURAL DYNAMICS RESEARCH CORPORATION

Subsidiaries of the Registrant

State or Other Jurisdiction
Name	of Incorporation

SDRC Australia Pty. Ltd.	Australia (NSW)
SDRC Belgium N.V./S.A.	Belgium
SDRC Brasil Limitada	Brazil
Sherpa Systems Corporation	California
Sherpa Systems International	California
SDRC France S.A.	France
Inso France Development, SA	France
SDRC Software and Services, GmbH	Germany
Sherpa Systems Verwaltungs GmbH	Germany
Sherpa Systems GmbH & Co. KG	Germany
SDRC India Private Limited	India
SDRC Italia, Srl.	Italy
SDRC Japan K.K.	Japan
SDRC Mexico S. de C. V. de R. L.	Mexico
SDRC Nederland B.V.	Netherlands
SDRC Singapore Pte. Ltd.	Singapore
SDRC Korea Limited	South Korea
SDRC España, S.A.	Spain
SDRC Svenska AB	Sweden
SDRC AG	Switzerland
SDRC U.K. Limited	United Kingdom

Note: All of the above corporations are wholly owned subsidiaries of the Registrant either directly or indirectly.